Exhibit 99.1

JOINT FILING AGREEMENT
PURSUANT TO RULE 13d-1(k)
 In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D and any amendments to it with respect to Common Stock, $0.001 par value per share, of Inseego Corp. and further agree that this Joint Filing Agreement be included as an Exhibit to those joint filings. Each of the undersigned agrees to be responsible for the timely filing of the Schedule 13D and any amendments thereto, and for the completeness and accuracy of the information concerning itself contained therein. This agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.
Dated: July 2, 2024.

GOLDEN HARBOR LTD.

By:	/s/ Jason C. Callender
	Name:	Jason C. Callender
	Title:	Director & Vice President

BRASLYN LTD.

By:	/s/ Jason C. Callender
	Name:	Jason C. Callender
	Title:	Director

TAVISTOCK HOLDINGS, INC.

By:	/s/ Thomas B. Youth
	Name:	Thomas B. Youth
	Title:	Vice President

JOSEPH C. LEWIS

/s/ Joseph C. Lewis
Joseph C. Lewis, Individually

SCHEDULE A
ADDITIONAL INFORMATION CONCERNING THE REPORTING PERSONS

GOLDEN HARBOR LTD.
The directors and executive officers of Golden Harbor Ltd. are set forth below.

Name	Position	Present Principal Occupation or Employment	Address	Citizenship

Jason C. Callender	Vice President, Secretary, Director	Real Estate Development and Sales	Ground Floor Charles Building Lewis Drive Albany, New Providence, The Bahamas	Bahamas

Joseph C. Lewis	President & Director	Private Investor	Cay House, EP Taylor Drive N7776, Lyford Cay, New Providence, The Bahamas	United Kingdom

BRASLYN LTD.
The directors and executive officers of Braslyn Ltd. are set forth below.

Name	Position	Present Principal Occupation or Employment	Address	Citizenship

Jason C. Callender	Vice President, Secretary, Director	Real Estate Development and Sales	Ground Floor Charles Building Lewis Drive Albany, New Providence, The Bahamas	Bahamas

Joseph C. Lewis	President & Director	Private Investor	Cay House, EP Taylor Drive N7776, Lyford Cay, New Providence, The Bahamas	United Kingdom

TAVISTOCK HOLDINGS, INC.
The directors and executive officers of Tavistock Holdings, Inc. are set forth below.

Name	Position	Present Principal Occupation or Employment	Address	Citizenship

Thomas B. Youth	Director, Vice President	General Counsel	9350 Conroy Windermere Road, Windermere, FL 34786	United States

Rasesh Thakkar	Director, President, Secretary	Senior Managing Director	9350 Conroy Windermere Road, Windermere FL 34786	United States

Nicholas F. Beucher, III	Vice President, Treasurer	Co-Chief Executive Officer	9350 Conroy Windermere Road, Windermere FL 34786	United States

SCHEDULE B

On January 24, 2024, Joe Lewis pled guilty before the Hon. Jessica G.L. Clarke, in the United States District Court for the Southern District of New York, to one count of conspiracy to commit securities fraud and two counts of securities fraud, in violation of 18 U.S.C. § 371, 15 U.S.C. § 78(b) and 78ff.  On April 4, 2024, Judge Clarke sentenced Mr. Lewis to three years of probation, a fine of $5 million and a special assessment of $300.

Separately, on April 3, 2024, Mr. Lewis reached an agreement with the U.S. Securities and Exchange Commission to settle a civil lawsuit brought against him by the Commission in the United States District Court for the Southern District of New York alleging insider trading violations of the federal securities laws.  Mr. Lewis agreed to pay a civil penalty of $1,636,645.11 and agreed to be permanently enjoined by the District Court from violating Section 10(b) of the Securities and Exchange Act of 1934 and Rule 10b-5 promulgated thereunder.